Exhibit 99.1

Investors and Media:

Andy Kellogg & Kory Kutzke

(630) 824-1907

SUNCOKE ENERGY, INC. ANNOUNCES STRONG FIRST QUARTER 2018 RESULTS

•	Net income attributable to SXC was $8.7 million, or $0.13 per share, in the current period compared to $1.0 million, or $0.02 per share, in the prior year period

•	Operating cash flow was $57.3 million in the current period compared to $29.5 million in the prior year period

•	Adjusted EBITDA for the quarter was $64.0 million, up $8.4 million or 15 percent, versus the prior year period driven by improved Domestic Coke performance

•	Reaffirm full-year 2018 Consolidated Adjusted EBITDA guidance of $240 million to $255 million

LISLE, Ill. (April 26, 2018) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the first quarter 2018, which reflect strong operating performance and year-over-year improvement across all segments.

“We are pleased with our first quarter 2018 operating results. We continue to execute against our objectives and our strong first quarter performance is a testament to the progress we are making. We remain on pace to achieve our full-year Adjusted EBITDA guidance,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc.

Additionally, SunCoke Energy Partners, L.P. today announced its first quarter distribution of $0.40 per unit, which was a reduction from the $0.5940 per unit fourth quarter distribution.

Rippey continued, “While this will reduce the distributions SXC receives from our ownership interest in SXCP, this will allow SXCP, our largest and most significant asset, to pay down debt and strengthen its balance sheet, which will increase long-term value to shareholders. SXC maintains a solid balance sheet with significant liquidity, positive cash flows, and ability to continue to grow the business.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended March 31,
(Dollars in millions)	2018	2017	Increase
Revenues	$350.5	$309.7	$40.8
Adjusted EBITDA(1)	$64.0	$55.6	$8.4
Net income attributable to SXC	$8.7	$1.0	$7.7

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues during the first quarter 2018 increased $40.8 million compared to the prior year period, primarily reflecting the pass-through of higher coal prices and higher sales volumes in our Domestic Coke segment.

Adjusted EBITDA during the first quarter 2018 increased $8.4 million to $64.0 million, primarily due to improved Domestic Coke performance as well as the absence of certain Corporate and Other costs incurred in the same prior year period.

Net income attributable to SXC was $8.7 million, or $0.13 per share, for the first quarter 2018, which is $7.7 million favorable to first quarter 2017 income of $1.0 million, or $0.02 per share, driven primarily by the improved operating results described above partially offset by higher interest expense due to the 2017 debt refinancing activities.

FIRST QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended March 31,
(Dollars in millions, except per ton amounts)	2018	2017	Increase
Revenues	$318.1	$278.7	$39.4
Adjusted EBITDA(1)	$54.3	$49.7	$4.6
Sales volumes (thousands of tons)	974	946	28
Adjusted EBITDA per ton(2)	$55.75	$52.54	$3.21

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•	Revenues increased $39.4 million, primarily reflecting the pass-through of higher coal prices as well as higher sales volumes.

•	Adjusted EBITDA increased $4.6 million, driven by improved operating performance of $8.9 million at our Indiana Harbor facility primarily due to higher sales volumes and favorable coal-to-coke yields from rebuilt ovens. This improvement was partially offset by $1.2 million of unfavorable coal cost recovery at our Jewell facility as well as the timing of planned outage and maintenance costs. Additionally, higher coal moisture from adverse weather and logistics conditions resulted in lower production and energy revenue at our Granite City facility.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates operated by SXCP at our Convent Marine Terminal (“CMT”), Lake Terminal and Kanawha River Terminals (“KRT”). Additionally, Dismal River Terminal (“DRT”) is operated by SXC.

	Three Months Ended March 31,
(Dollars in millions)	2018	2017	Increase (Decrease)
Revenues	$22.3	$20.2	$2.1
Intersegment sales	$5.4	$5.1	$0.3
Adjusted EBITDA(1)	$13.6	$13.1	$0.5
Tons handled (thousands of tons)(2)	5,821	5,719	102
CMT take-or-pay shortfall tons (thousands of tons)(3)	172	544	(372)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.
(3)	Reflects tons billed under take-or-pay contracts where services have not yet been performed.

•	Revenues and Adjusted EBITDA increased by $2.1 million and $0.5 million, respectively, driven primarily by record sales volumes at CMT as well as an increase in rate on CMT take-or-pay tons in the current year period. This benefit was mostly offset by increased costs at CMT and loss of business at KRT resulting from near historic water levels during the first quarter 2018.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

•	Revenues and Adjusted EBITDA were $10.1 million and $4.7 million, respectively, and were reasonably consistent with the prior year period.

Corporate and Other

Corporate and other expenses, which include costs related to our legacy coal mining business, were $8.6 million in first quarter 2018, an improvement of $3.0 million versus first quarter 2017. This improvement was partially driven by the absence of the $1.5 million of costs in the prior year period associated with the termination of the proposal to acquire all of the Partnership’s common units. Additionally, the current period benefited from lower black lung expenses, associated with our legacy coal mining business.

2018 OUTLOOK

Our 2018 guidance is as follows:

•	Domestic coke production is expected to be approximately 3.9 million tons

•	Consolidated Adjusted EBITDA is expected to be between $240 million to $255 million

•	Adjusted EBITDA attributable to SXC is expected to be between $160 million and $171 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $95 million, including $25 to $30 million related to our Indiana Harbor oven rebuild project and approximately $35 million related to our Granite City gas sharing project

•	Cash generated by operations is estimated to be between $150 million and $165 million

•	Cash taxes are projected to be between $7 million and $14 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-833-236-5757 in the U.S. or 1-647-689-4185 if outside the U.S., confirmation code 2998448.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (“Partnership”) (NYSE: SXCP), a publicly traded master limited partnership. At March 31, 2018, we owned the general partner of the Partnership, which consists of a 2.0 percent ownership interest and incentive distribution rights, and owned a 60.3 percent limited partner interest in the Partnership. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, loss (gain) on extinguishment of debt and/or changes to our contingent consideration liability related to our acquisition of CMT. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$350.5	$309.7

Costs and operating expenses
Cost of products sold and operating expenses	270.6	234.2
Selling, general and administrative expenses	15.9	19.6
Depreciation and amortization expense	32.9	33.3

Total costs and operating expenses	319.4	287.1

Operating income	31.1	22.6
Interest expense, net	15.8	14.0
Loss on extinguishment of debt	0.3	0.1

Income before income tax expense	15.0	8.5
Income tax expense	2.0	66.2

Net income (loss)	13.0	(57.7)
Less: Net income (loss) attributable to noncontrolling interests	4.3	(58.7)

Net income attributable to SunCoke Energy, Inc.	$8.7	$1.0

Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.13	$0.02
Diluted	$0.13	$0.02
Weighted average number of common shares outstanding:
Basic	64.6	64.3
Diluted	65.4	65.1

SunCoke Energy, Inc.

Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$147.0	$120.2
Receivables	75.3	68.5
Inventories	110.1	111.0
Income tax receivable	5.4	4.8
Other current assets	9.0	6.7

Total current assets	346.8	311.2

Properties, plants and equipment (net of accumulated depreciation of $762.8 and $733.2 million at March 31, 2018 and December 31, 2017, respectively)	1,488.2	1,501.3
Goodwill	76.9	76.9
Other intangible assets, net	165.1	167.9
Deferred charges and other assets	3.0	2.8

Total assets	$2,080.0	$2,060.1

Liabilities and Equity
Accounts payable	$131.1	$115.5
Accrued liabilities	44.3	53.2
Deferred revenue	3.6	1.7
Current portion of long-term debt and financing obligation	3.8	2.6
Interest payable	17.1	5.4

Total current liabilities	199.9	178.4

Long-term debt and financing obligation	860.2	861.1
Accrual for black lung benefits	45.4	44.9
Retirement benefit liabilities	27.7	28.2
Deferred income taxes	257.7	257.8
Asset retirement obligations	14.1	14.0
Other deferred credits and liabilities	15.5	16.1

Total liabilities	1,420.5	1,400.5

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both March 31, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 72,076,092 and 72,006,905 shares at March 31, 2018 and December 31, 2017, respectively	0.7	0.7
Treasury stock, 7,477,657 shares at both March 31, 2018 and December 31, 2017	(140.7)	(140.7)
Additional paid-in capital	486.0	486.2
Accumulated other comprehensive loss	(21.3)	(21.2)
Retained earnings	109.9	101.2

Total SunCoke Energy, Inc. stockholders’ equity	434.6	426.2
Noncontrolling interests	224.9	233.4

Total equity	659.5	659.6

Total liabilities and equity	$2,080.0	$2,060.1

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income (loss)	$13.0	$(57.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	32.9	33.3
Deferred income tax expense	0.2	65.8
Payments in excess of expense for postretirement plan benefits	(0.6)	(0.7)
Share-based compensation expense	0.8	1.6
Loss on extinguishment of debt	0.3	0.1
Changes in working capital pertaining to operating activities:
Receivables	(6.8)	(1.5)
Inventories	0.9	(18.6)
Accounts payable	14.0	26.4
Accrued liabilities	(8.7)	(8.9)
Deferred revenue	1.9	3.1
Interest payable	11.7	(9.5)
Income taxes	(0.6)	(1.1)
Other	(1.7)	(2.8)

Net cash provided by operating activities	57.3	29.5

Cash Flows from Investing Activities:
Capital expenditures	(15.4)	(12.7)
Return of Brazilian investment	—	20.5

Net cash (used in) provided by investing activities	(15.4)	7.8

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	45.0	—
Repayment of long-term debt	(44.9)	(0.3)
Debt issuance costs	(0.5)	(0.6)
Proceeds from revolving credit facility	53.5	10.0
Repayment of revolving credit facility	(53.5)	(10.0)
Repayment of financing obligation	(0.6)	(0.6)
Acquisition of additional interest in the Partnership	(3.4)	—
Cash distribution to noncontrolling interests	(10.6)	(12.4)
Other financing activities	(0.1)	(0.3)

Net cash used in financing activities	(15.1)	(14.2)

Net increase in cash, cash equivalents and restricted cash	26.8	23.1
Cash, cash equivalents and restricted cash at beginning of period	120.2	134.5

Cash, cash equivalents and restricted cash at end of period	$147.0	$157.6

Supplemental Disclosure of Cash Flow Information
Interest paid	$3.5	$22.6
Income taxes paid, net of refunds of zero and $0.1 million in the three months ended March 31, 2018 and 2017, respectively.	$2.3	$1.5

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$318.1	$278.7
Brazil Coke	10.1	10.8
Logistics	22.3	20.2
Logistics intersegment sales	5.4	5.1
Elimination of intersegment sales	(5.4)	(5.1)

Total sales and other operating revenues	$350.5	$309.7

Adjusted EBITDA(1):
Domestic Coke	$54.3	$49.7
Brazil Coke	4.7	4.4
Logistics	13.6	13.1
Corporate and Other(2)	(8.6)	(11.6)

Total Adjusted EBITDA	$64.0	$55.6

Coke Operating Data:
Domestic Coke capacity utilization	92%	91%
Domestic Coke production volumes (thousands of tons)	962	948
Domestic Coke sales volumes (thousands of tons)	974	946
Domestic Coke Adjusted EBITDA per ton(3)	$55.75	$52.54
Brazilian Coke production—operated facility (thousands of tons)	441	435
Logistics Operating Data:
Tons handled (thousands of tons)(4)	5,821	5,719
CMT take-or-pay shortfall tons (thousands of tons)(5)	172	544

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Corporate and Other includes the activity from our legacy coal mining business, which incurred Adjusted EBITDA losses of $2.3 million and $3.5 million during the three months ended March 31, 2018 and 2017, respectively.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects inbound tons handled during the period.
(5)	Reflects tons billed under take-or-pay contracts where services have not yet been performed.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Net Cash Provided by Operating Activities

to Net Income and Adjusted EBITDA

	Three Months Ended March 31,
	2018	2017
	(Dollars in millions)
Net cash provided by operating activities	$57.3	$29.5
Subtract:
Depreciation and amortization expense	32.9	33.3
Deferred income tax expense	0.2	65.8
Loss on extinguishment of debt	0.3	0.1
Changes in working capital and other	10.9	(12.0)

Net income (loss)	$13.0	$(57.7)

Add:
Depreciation and amortization expense	$32.9	$33.3
Interest expense, net(1)	15.8	13.7
Loss on extinguishment of debt	0.3	0.1
Income tax expense	2.0	66.2

Adjusted EBITDA	64.0	55.6

Subtract: Adjusted EBITDA attributable to noncontrolling interest(2)	19.0	21.6

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$45.0	$34.0

(1)	In conjunction with the adoption of ASU 2017-07, the non-service type expense associate with the postretirement benefit plans was excluded from operating income and recorded in interest expense, net on the Consolidated Statements of Income during the periods presented. Amounts in prior periods were immaterial and therefore were not reclassified in the reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities.
(2)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2018 Net Cash Provided by Operating Activities to Estimated Net Income

and Estimated Consolidated Adjusted EBITDA

	2018
	Low	High
Net cash provided by operating activities	$150	$165
Subtract:
Depreciation and amortization expense	137	129
Changes in working capital and other	(22)	(14)

Net income	$35	$50

Add:
Depreciation and amortization expense	137	129
Interest expense, net	63	63
Income tax expense	5	13

Adjusted EBITDA	$240	$255

Subtract:
Adjusted EBITDA attributable to noncontrolling interests(1)	80	84

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$160	$171

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.